BLUE CHIP VALUE FIND, INC.

Registration No. 811-5003

FORM N-SAR

Annual Period Ended December 31, 2000

SUB-ITEM 77Q2: Section 16(a) Beneficial Ownership Reporting Compliance

Section 30(h) of the Investment Company Act of 1940 and Section 16(a) of the Securities Exchange Act of 1934 require that the directors and officers of Blue Chip Value Fund, Inc. (the "Company"), its investment adviser, affiliated persons of its investment adviser, and persons who own more than ten percent of the Company's shares file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of the Company. To the Company's knowledge, all of these filing requirements were satisfied during the Company's fiscal year ended December 31, 2000, except as follows: Jasper Frontz, an officer of the Company, did not file on a timely basis one report on Form 3 relating to his initial statement of beneficial ownership upon becoming an officer of the Company; and Charlotte Petersen, an officer of the Company, did not file on a timely basis one report on Form 3 relating to her initial statement of beneficial ownership upon becoming an officer of the Company. In making this disclosure, the Company has relied on copies of reports that were furnished to it and written representations of its directors and officers.